EXHIBIT 3.2

ARTICLES OF AMENDMENT TO AMENDED AND RESTATED
ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
WELLS REAL ESTATE INVESTMENT TRUST, INC.

Wells Real Estate Investment Trust, Inc., a Maryland Corporation having its principal office in the State of Maryland at 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter, the “Company”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

FIRST:    The Amended and Restated Articles of Incorporation of the Company dated as of July 1, 2000 (the “Articles of Incorporation”) are hereby amended as follows:

Section 1.2 of the Articles of Incorporation is hereby amended by adding the following sentence at the end of Section 1.2:

The address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

Section 7.1 of the Articles of Incorporation is hereby amended by deleting Section 7.1 and inserting in lieu thereof the following:

SECTION 7.1  AUTHORIZED SHARES.    The total number of shares of capital stock which the Company is authorized to issue is one billion (1,000,000,000), consisting of seven hundred fifty million (750,000,000) Common Shares (as defined in Section 7.2 hereof), one hundred million (100,000,000) Preferred Shares (as defined in Section 7.3 hereof) and one hundred fifty million (150,000,000) Shares-in-Trust (as defined in Section 7.8 hereof). All shares of capital stock shall be fully paid and nonassessable when issued. Shares may be issued for such consideration as the Directors determine, or, if issued as a result of a share dividend or share split, without any consideration. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 7.2(ii) or Section 7.3, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the number of aggregate shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 7.1. To the extent permitted by the MGCL, the Board of Directors, without any action by the stockholders of the Company, may amend the Articles of Incorporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.

SECOND:    The amendment of the Articles of Incorporation of the Company as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Company.

THIRD:    The total number of shares of stock which the Company had authority to issue immediately prior to this amendment to the Articles of Incorporation were 500,000,000, consisting of 350,000,000 Common Shares, 50,000,000 Preferred Shares and 100,000,000 Shares-in-Trust. The aggregate par value of all shares of stock having par value was $3,500,000. The total number of shares of stock which the Company has authority to issue upon the filing and acceptance of this amendment to the Articles of Incorporation is 1,000,000,000, consisting of 750,000,000 Common Shares, 100,000,000

Preferred Shares and 150,000,000 Shares-in-Trust. The aggregate par value of all authorized shares of stock having par value is $7,500,000.

FOURTH:    The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 26th day of June, 2002.

ATTEST:		WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ DOUGLAS P. WILLIAMS	By:	/s/ LEO F. WELLS, III (SEAL)
	Douglas P. Williams Secretary		Leo F. Wells, III President

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